Exhibit (a)(5)(viii)

        News release

HP Closes Landmark Mercury Acquisition; Companies Unite to Lead in Business Technology Optimization Software

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PALO ALTO, Calif., Nov. 7, 2006—HP today announced that it has completed its acquisition of Mercury Interactive Corp., the largest software acquisition in HP's history.

The deal integrates Mercury's leading application management and delivery and IT governance capabilities with HP's broad portfolio of management solutions to create a new HP Software organization that will lead the industry in business technology optimization (BTO).

"Software is an important driver of growth for HP, and we are delighted that Mercury's products, people and customers are joining the new HP Software organization," said Mark Hurd, HP chairman and chief executive officer.

BTO is a category of software and services that helps chief information officers enhance the value and optimize the business outcomes of IT investments. Customers worldwide are adopting HP's BTO offerings to automate critical IT functions across strategy, applications and operations.

"HP Software—the combination of HP and Mercury—is 100 percent focused on benefiting our clients. We're about serving the CIO as a trusted partner with a singular focus on his or her success," said Thomas E. Hogan, senior vice president, Software, HP. "IT has transformed the way business is conducted over the past 25 years. It is now time to help IT transform itself."

Comprising the industry's most comprehensive suite of IT management software, the new HP Software portfolio will help customers:
	•	Align IT resources with prioritized business needs to maximize business impact;
	•	Ensure that mission-critical applications adhere to required levels of performance and quality;
	•	Enable the safe and successful deployment of service-oriented architecture-based business services;
	•	Automate services for improved efficiencies, service levels and innovation;
	•	Better manage and leverage IT assets;
	•	Link applications and services with underlying infrastructure to provide a holistic view to dependencies and the impact of change; and
	•	Facilitate risk mitigation with leading solutions for change and access management.

"IT today is all about business. The CIO's mission is focused on driving value and competitive advantage. Operationally, it's about running IT with the same disciplines and rigors with which you run a business—this is where HP Software is focused. We believe we are delivering solutions to challenges that our competition has yet to contemplate," added Hogan.

"The HP and Mercury merger combines the leaders in managing IT operations and applications and provides Young & Rubicam Brands with a real strategic partner to help us tackle our biggest IT challenges, including proactive problem resolution, change management and delivering consistent business results," said Lawrence Baxter, chief information officer, Young & Rubicam Brands.

Upon the closing of the merger, all remaining outstanding Mercury shares, other than those held by stockholders who properly perfect appraisal rights under Delaware law, were converted into the right to receive $52.00 per share in cash. As a result of the merger, Mercury has become a wholly-owned subsidiary of HP.
More information about this announcement is available in an online press kit at www.hp.com/go/MercuryAcquisition.
Industry analyst call HP is holding a call for industry analysts at 10 a.m. ET / 7 a.m. PT today. The call will be hosted by David Gee, vice president of marketing for Software at HP.
U.S. dial-in: +1 877 237 5949; International dial-in: +1 706 634 0823; conference ID 1463767.
A replay of the call will be available until Dec. 7. U.S. replay dial-in: +1 800 642 1687; International replay dial-in: +1 706 645 9291; conference ID 1463767.

About HP
HP is a technology solutions provider to consumers, businesses and institutions globally. The company's offerings span IT infrastructure, global services, business and home computing, and imaging and printing. For the four fiscal quarters ended July 31, 2006, HP revenue totaled $90.0 billion. More information about HP (NYSE, Nasdaq: HPQ) is available at www.hp.com.

Forward-looking statements
This news release contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of HP and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including the expected benefits and costs of the transaction; management plans relating to the transaction; any projections of earnings, revenues, synergies, accretion, margins or other financial items; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the parties are unable to successfully implement integration strategies; and other risks that are described from time to time in HP's Securities and Exchange Commission reports, including but not limited to the risks described in HP's Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2006 and other reports filed after HP's Annual Report on Form 10-K for the fiscal year ended October 31, 2005. HP assumes no obligation and does not intend to update these forward-looking statements.

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 © 2006 Hewlett-Packard Development Company, L.P. The information contained herein is subject to change without notice. The only warranties for HP products and services are set forth in the express warranty statements accompanying such products and services. Nothing herein should be construed as constituting an additional warranty. HP shall not be liable for technical or editorial errors or omissions contained herein.

11/2006